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                                                                   Exhibit 99.06

[GARTNER GROUP LOGO]


                                    251 River Oaks Parkway
                                    San Jose, CA  95134-1913
                                    USA

                                    +408-468-8000 (Phone)
                                    +408-954-1780 (Fax)
DATAQUEST                           www.gartner.com





February 11th, 2000

Mr. Raoul Advani
Credit Suisse First Boston
Eleven Madison Ave.
NY, NY 10010


Dear Mr. Advani

You have our approval to use the requested quotes as stated below for inclusion in the S-3 document.

"Based upon data published by Dataquest, an independent research group, we believe that we are the largest independent producer of vacuum tool automation systems and a leading independent producer of tool software and controls."

"According to Dataquest, semiconductor manufacturers will spend about $25.1 billion on fab equipment in 2000, and this spending will grow to $38.3 billion by 2002, representing a compound annual growth rate of 24%."

"Dataquest estimates that in 2000 semiconductor and process equipment manufacturers will spend $1.4 billion on manufacturing automation and control systems and that this number will grow to $2.4 billion by 2002, representing a compound annual growth rate of 30%."

(The numbers above are drawn from the Dataquest Alert "Wafer Fab Equipment Forecast Update" dated January 4, 2000, and the Dataquest Report "1998 Wafer Fab Equipment Market Share Estimates")

Please note the following text as a point of indemnification agreement:

The GartnerGroup information contained therein represents GartnerGroup's estimates and no representation shall be made that GartnerGroup's information represents facts. Furthermore, Client agrees to indemnify and hold harmless GartnerGroup, its officers, employees and agents, from and against any and all claims, suits, actions, causes of action, and all liabilities, judgments, losses, costs, damages and expenses in connection therewith (including, but not limited to, all costs and expenses of investigation and all fees and expenses of counsel), arising, directly or indirectly, out of any breach of the foregoing or any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violations by Client of any rule or regulation promulgated under the Securities Act of 1933, as amended (or similar statute), as the same may be in effect from time to time relating to any action or inaction required of Client in connection with the Offering Memorandum.

         With respect to any indemnity sought against Client hereunder, GartnerGroup shall promptly notify Client of the claim in writing, and Client, upon the request of GartnerGroup, shall assume the defense thereof on behalf of GartnerGroup including the employment of counsel and payment of expenses. GartnerGroup also shall have the right to participate in such defense and to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of GartnerGroup unless (i)


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Client and GartnerGroup shall mutually agree to the employment of such counsel, or (ii) the named parties in any such action (including any impleaded parties) include both GartnerGroup and Client and GartnerGroup shall have been advised by such counsel that there may be one or more legal defenses available to GartnerGroup which are different from or additional to those available to Client (it being understood, however, that Client shall not, in connection with any one such claim or separate but substantially similar or related claims in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for GartnerGroup, which firms shall be designated in writing).

         GartnerGroup shall cooperate with reasonable requests of Client in the defense and disposition of any claim for which indemnification applies.

         Client shall not in any such defense, except with GartnerGroup's written consent, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff of a release of GartnerGroup from all liability.

Please acknowledge by e-mail or fax receipt and agreement with the above statement. If there are any questions please let me know.



Sincerely yours,


David Hankin
Senior VP and Managing Director, Dataquest